EXHIBIT (99) - 5


                        Birmingham Investment Group, LLC
                              17 North 20th Street
                              Birmingham, AL  35203


                                            May 11, 2000


Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama  35243
Attn: Norman W. Gayle, III
      President and CEO

Dear Mr. Gayle:

            Pursuant to Section 7.2 of the Convertible Stock Purchase Agreement (the "Agreement") by and among Vesta Insurance Group, Inc. (the "Company") and Birmingham Investment Group, LLC (the "Investor"), the Investor hereby gives notice to the Company of its intention to purchase 3,750,000 shares (the "Shares") of the common stock, par value $.01 per share, of the Company. Upon purchase of the Shares, the Investor will have acquired securities representing in the aggregate approximately 39% of the votes represented by voting securities of the Company.

      Prior to consummating the proposed purchase, the Investor will file under the Hart-Scott-Rodino Antitrust Improvement Act and will send appropriate notice to the Company. Since the Investor has already been approved as a controlling person by all of the domiciliary states of the Company's insurer subsidiaries, it does not anticipate that any insurance regulatory approvals will be required to consummate the proposed purchase.

      In accordance with the last sentence of the first paragraph of
Section 7.2, the undersigned hereby requests the Company to advise the Investor, in writing, if the Company believes that the purchase of the Shares requires any different regulatory approval or violates the provisions of said paragraph. In the event that the Company intends to so advise the Investor, please also advise the Investor how the Company will cooperate with the Investor to obtain all required regulatory approval or structure the transaction to avoid violating said paragraph.

                                          Very truly yours,

                                          Birmingham Investment Group, LLC


                                          By: /s/ James A. Taylor
                                             -----------------------------
                                             James A. Taylor, Manager